Exhibit 99.1

For Release: Immediate

Investors	Rob Cherry	(281) 591-4560

Media	Ellen Bates	(281) 445-6559
	Michael King	(281) 931-2540

FMC Technologies Announces Executive Management Succession

HOUSTON, February 28, 2011 – FMC Technologies, Inc. (NYSE:FTI) announced today that Peter D. Kinnear will be succeeded by John T. Gremp as President and Chief Executive Officer effective March 1, 2011. Additionally, Mr. Gremp has joined the Company’s Board of Directors. Mr. Kinnear will continue in the role of Chairman of the Board until October 31, 2011, at which time Mr. Gremp will assume the additional role of Chairman of the Board.

Mr. Gremp was appointed President and Chief Operating Officer of FMC Technologies in April, 2010. During his 35 year career, he has held a variety of management roles, recently serving as the Executive Vice President of Energy Systems in 2007 and Vice President Energy Production in 2004.

Mr. Kinnear said, “John has done an excellent job continuing the worldwide growth of our businesses. His efforts to expand the Company’s technology position and building our global presence have been outstanding.”

In making the announcement, FMC’s Board of Directors noted that the appointment of Mr. Gremp as President and Chief Executive Officer is a tremendous credit to Mr. Kinnear’s leadership and his work regarding succession planning for the Company.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 11,200 employees and operates 25 production facilities in 15 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.